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                                                                   Exhibit 10.32

                    SECOND AMENDMENT TO EMPLOYMENT AGREEMENT

This is the second amendment (the "Second Amended Agreement") to that certain letter agreement (the "Agreement") dated as of the 8th day of August, 2000, between Mpower Communications Corp., a Nevada corporation (the "Company") and Joseph M. Wetzel ("Executive"), and also an amendment to the first amended agreement dated as of September 20, 2002 (the "First Amended Agreement").

The Company and Executive, for and in consideration of the promises, terms and conditions contained herein, do hereby agree to make the following amendments to the Agreement and First Amended Agreement.

1. Section 2(b) of the First Amended Agreement is hereby deleted in its entirety, and replaced by the following:

"(b) TERMINATION WITHOUT CAUSE; RESIGNATION FOR GOOD REASON. In the event that
(A) the Company terminates your employment hereunder without Cause, (B) you resign for Good Reason or (C) the Company fails to extend the Term for at least one additional one-year period as described herein, you shall be entitled to the following: (i) the payments and benefits described immediately above in sub-section (a) and (ii) a severance benefit (the "SEVERANCE BENEFIT") equal to two times (a) the Fixed Salary paid immediately preceding the Termination Date and (b) the "HIGHEST BONUS", where the Highest Bonus equals the highest Annual Bonus paid by the Company to you during the period from twelve (12) months immediately preceding the Effective Date through the Termination Date, provided, however, that you shall have no right to have paid or payable from the Trust adopted by Company on October 23, 2001 pursuant to a Trust Agreement with HSBC Bank USA as trustee (the "OLD TRUST"), any portion of your Severance Benefit (i) attributable to any increase in your Fixed Salary after March 31, 2002, or (ii) otherwise in excess of the Severance Benefit or other severance payment that you would have been eligible to receive if your employment with the Company had terminated as of March 31, 2002 under circumstances entitling you to a Severance Benefit or other severance payment. Payment of the Severance Benefit shall be contingent upon your execution of a waiver and release of claims (a "RELEASE") in favor of the Company and its affiliates and their respective employees and agents, substantially in the form set forth in Appendix A. The Severance Benefit shall be paid by the Company in a lump sum, no later than two (2) business days after the expiration of the Revocation Period, as defined in the Release."

2. Section 2 of the First Amended Agreement is amended to add the following:

"Parachute Payment Reduction. In the event that any amount or benefit paid, distributed or otherwise provided to the Executive by the Company whether pursuant to this Agreement or otherwise constitute a "parachute payment" within the meaning of Section 280G (b)(2) of the Internal Revenue Code of 1986, as amended (the "CODE"), and the amount of the parachute payment, reduced by all federal, state and local taxes applicable thereto, including the excise tax imposed pursuant to Section 4999 of the Code, is less than the amount the Executive would receive if the Executive were paid three times his base amount," as defined in Section 280G(b)(3) of the Code, less $1.00, reduced by all federal, state and local taxes applicable thereto, then the aggregate of the amounts constituting the parachute payment shall be reduced to an amount that will equal three times the Executive's base amount less $1.00. The determinations to be made with respect to this Section shall be made, at the Company's expense, by the accounting firm that is the Company's independent accounting firm (the "ACCOUNTING FIRM"). If a determination is made by the Accounting Firm that a reduction in the aggregate of all payments due to a Executive is required by this Section, the Executive shall have the right to specify the portion of such reduction, if any, that will be made under this Agreement and each plan or program of the Company. If the Executive does not so specify within 60 days following the date of a determination by the Accounting Firm pursuant to the preceding sentence, the Company shall determine, in its sole discretion, the portion of such reduction, if any to be made under this Retention Plan and each plan or program of the Company."

Except as amended by this Second Amended Agreement, all terms and condition of the Agreement shall remain in full force and effect. Moreover, it is the intention of the parties hereto that if this Second Amended Agreement is void, becomes voidable, or otherwise is or becomes unenforceable as drafted, then the Agreement and First

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Amended Agreement shall continue in full force and effect, in accordance with the terms and conditions thereof immediately prior to the execution of this Second Amended Agreement. This Second Amended Agreement may be executed in any number of counterparts which together shall constitute one instrument, shall be governed by and construed in accordance with the laws and decisions of the State of New York applicable to contracts made and to be performed therein without giving effect to the principles of conflict of laws.

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         IN WITNESS WHEREOF, the parties have duly executed this Second Amended
Agreement as of this 19th day of March, 2003.

                                             MPOWER COMMUNICATIONS CORP.

                                    By:      /s/ Rolla P. Huff
                                             -----------------------------------
                                             Rolla P. Huff
                                             Chairman and CEO

                                             /s/ Joseph M. Wetzel
                                             -----------------------------------
                                             Joseph M. Wetzel